UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant  ☐

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CapLease, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule, or Registration Statement No.:

	(3)	Filing party:

	(4)	Date filed:

EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by CapLease, Inc. on August 6, 2013 relating to earnings for the second quarter of 2013.

CAPLEASE ANNOUNCES SECOND QUARTER 2013 RESULTS

NEW YORK--(BUSINESS WIRE)—August 6, 2013--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the second quarter ended June 30, 2013.  Net loss to common stockholders for the second quarter 2013 was $(2.8) million, and funds from operations, or FFO, as adjusted for comparability was $12.4 million.

Second Quarter 2013 Highlights:

●	Merger Agreement with American Realty Capital Properties, Inc.
	–	CapLease Common Stockholders to Receive $8.50 per Share in Cash
	–	CapLease Preferred Stockholders to Receive $25.00 per Share in Cash

Paul McDowell, Chairman and Chief Executive Officer, stated, “The clear highlight for the second quarter is the announced merger transaction with American Realty Capital Properties, Inc. (“ARCP”).  The transaction provides immediate, certain and compelling value for our common stockholders.  The combination of CapLease’s primarily investment grade portfolio and team of experienced net lease experts with ARCP will create a stronger and more diversified company that will be well positioned to grow even further in the years ahead.  As we move to complete this transaction, the CapLease team continues to be focused on pursuing acquisition opportunities in its deal pipeline.”

Second Quarter 2013 Results:

	For the Three Months Ended June 30,
(Amounts in thousands, except per share amounts)	2013	2012
Funds from operations	$9,815	$18,566
Per Share	$0.11	$0.28
Items that affect comparability (income) expense:
Gain on derivatives	(5)	–
Gain on extinguishment of debt, net	–	(9,000)
Property acquisition costs	208	300
Merger related costs	2,421	–
Funds from operations, as adjusted for comparability	$12,439	$9,866
Per Share	$0.14	$0.15

For the quarter ended June 30, 2013, the Company grew total revenues 14% to $45.1 million.  The increase in total revenues reflects growth in the owned property portfolio.  Rental revenue was up 11% for the 2013 period, reflecting the new properties acquired.

FFO adjusted for items that affect comparability was $12.4 million, or $0.14 per share, for the second quarter of 2013, compared to $9.9 million, or $0.15 per share, in the 2012 period.  Strong growth in the owned property portfolio largely offset the impact of rent roll-downs at two warehouses properties in Breinigsville, PA and Lathrop, CA and downtime and property expenses associated with the Fort Wayne, IN property.

Net loss to common stockholders for the second quarter of 2013 was $(2.8) million, or $(0.03) per share, compared to net loss of $(8.9) million, or $(0.13) per share, in the comparable period in 2012.  Second quarter 2012 net loss to common stockholders includes net non-recurring losses of $6.2 million, including the loss of $15.2 million on the sale of a property offset in part by $9.0 million of gain related to the repurchase of the certain mortgage debt at a discount.

Pending Merger:

During the second quarter, the Company entered into a definitive merger agreement with ARCP.   Under the terms of the merger agreement, ARCP will acquire the Company, and common stockholders of the Company will receive $8.50 in cash for each share they own, plus any dividends declared by our Board through the merger closing date.  The $8.50 per share price represents a premium to the recent trading price of the common stock, including a 19.7% premium over the closing price of $7.10 per share on May 24, 2013, the last trading day prior to the public announcement of the merger agreement, a 20.6% premium over the 30-day average trading price prior to May 24, 2013, and a 120.8% premium over the 52-week low trading price prior to May 24, 2013.  The Company’s 40-day “go shop” period related to the merger concluded on July 7, 2013 without receipt of an alternative proposal to acquire the Company.

Preferred stockholders of the Company will receive the sum of $25.00 in cash plus an amount equal to any accrued and unpaid dividends up to but excluding the closing date, for each share they own.  The merger transaction is expected to close during the third quarter of 2013, although closing is subject to various conditions, including the approval of the merger by the Company’s common stockholders.

A special meeting of the Company’s common stockholders will be held at 10:00 a.m., local time, on Tuesday, September 10, 2013, to consider and vote upon the merger and other related proposals. The close of business on July 12, 2013 has been fixed as the record date for determination of the Company’s common stockholders entitled to notice of, and to vote at, the special meeting of common stockholders.

New Property Investments:

During the second quarter, the Company closed on the acquisition of two previously announced real estate acquisitions for an aggregate purchase price exceeding $90 million.  The Company purchased an approximately 188,000 square foot Class A office building located in Malvern, PA for a purchase price of $49.7 million.  The property is leased entirely to Teva Pharmaceuticals U.S.A., Inc. as its corporate headquarters.  The lease, which is scheduled to mature in October 2022, is guaranteed by the tenant’s Israeli parent company, Teva Pharmaceuticals Industries Limited, one of the top 10 pharmaceutical companies in the world.  The Israeli parent company is rated A-/A3 by Standard & Poor’s/Moody’s.

The Company also purchased an approximately 196,000 square foot Class A office building located in Ann Arbor, MI for a purchase price of $43.9 million.  The property is leased primarily to Con-Way Freight, Inc. as its corporate headquarters.  The Con-Way lease is scheduled to mature in May 2023.  Con-Way Freight, Inc. is a major subsidiary of Con-Way, Inc., an industry leading transportation, logistics and supply chain management company rated BBB-/Baa3 by Standard & Poor’s/Moody’s.

After substantially completing the Cimarex Energy Co. project in the first quarter, the Company continued to show strong momentum in its build-to-suit business during the second quarter.  The Company entered into a new over $20 million project during the second quarter.  The new 450,000 distribution warehouse will be located in Columbia, SC, and is being built for one of the largest private companies in the United States.  The 10.5 year lease term will commence upon substantial completion of the building, which is scheduled for the first quarter of 2014.

Also during the second quarter, the Company substantially completed the previously announced Vitamin Shoppe build-to-suit project.  The 312,000 square foot distribution facility located in Ashland, VA was substantially completed and the tenant commenced paying rent during June 2013.  The lease with Vitamin Shoppe is for 15 years.

At June 30, 2013, the Company’s investment portfolio included $2.0 billion of primarily single tenant commercial real estate properties.  The weighted average tenant credit rating across the owned property portfolio is A- from Standard & Poor’s, and the average remaining lease term is approximately seven years.

The property portfolio comprises 13.1 million square feet and includes a variety of office, warehouse, retail and other property types.  The Company owns 74 properties in 27 states with 44 different tenants.  As of June 30, 2013, the occupancy rate across the owned property portfolio was 91.1%.

New Leases:

During the second quarter, we continued to make steady progress on the lease-up of vacancies in the portfolio, highlighted by the lease up of the Fort Wayne, IN property earlier this month.

The Company completed a new lease with The Procter & Gamble Manufacturing Company for the 764,177 distribution warehouse during August 2013.  The lease is for one year commencing on November 1, 2013, and also includes a tenant option to extend the term for an additional five years.  The annual rental rate during the one year term is $2.75 per square foot.

During July, the Company entered into a multi-year lease of 19,345 square feet at the multi-tenant office building at 1299 Farnam Street in Omaha, NE.

Financing Activity:

During the second quarter, the Company expanded the size of its revolving credit agreement in order to provide it with additional liquidity to continue to grow the portfolio pending the completion of the merger with ARCP.  The Company increased the borrowing capacity under the revolver to $150 million.  The additional $50 million in borrowing capacity will remain available for a period of six months until December 21, 2013, but may be extended for an additional six months upon payment of an extension fee by the Company and the satisfaction of certain other routine conditions.  As of the date hereof, the Company has total available borrowing capacity of approximately $50 million under the revolving credit agreement, plus cash on hand of $17 million.

In connection with its acquisition of the Con-Way Freight property described above, the Company assumed approximately $30 million of non-recourse mortgage debt during the second quarter.  The debt has a coupon of 4.0% and is scheduled to mature in September 2022.

Capital Activity:

During April 2013, the Company raised over $50 million of net proceeds through the sale of common stock.  The proceeds were used to fund new portfolio acquisitions and repay maturing mortgage debt.

Six Month Results:

	For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2013	2012
Funds from operations	$20,341	$31,140
Per Share	$0.25	$0.47
Items that affect comparability (income) expense:
Gain on derivatives	(5)	–
Gain on investments other than real property, net	–	(709)
Gain on extinguishment of debt, net	–	(11,012)
Property acquisition costs	208	308
Merger related costs	2,421	–
Funds from operations, as adjusted for comparability	$22,965	$19,727
Per Share	$0.28	$0.30

For the six months ended June 30, 2013, the Company reported total revenues of $88.5 million, compared to total revenues of $78.7 million in the comparable period of 2012.  Rental revenue was up 9% for the 2013 period, reflecting the new properties acquired.  FFO adjusted for items that affect comparability was $23.0 million, or $0.28 per share, compared to $19.7 million, or $0.30 per share, in the comparable period in 2012.

Net loss to common stockholders for the six months ended June 30, 2013 was $(4.3) million, or $(0.05) per share, compared to net loss of $(8.4) million, or $(0.13) per share, in the comparable period in 2012.

Dividends:

During the second quarter of 2013, the Company declared a cash dividend on its common stock in the amount of $0.0775 per share. The level of CapLease’s common dividend is determined by the Company’s operating results, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A Cumulative Redeemable Preferred Stock, $0.5234375 on its 8.375% Series B Cumulative Redeemable Preferred Stock, and $0.453125 on its 7.25% Series C Cumulative Redeemable Preferred Stock.

Under the merger agreement with ARCP, the Company is permitted to continue to pay dividends on its outstanding stock through the merger closing date, provided that the dividend on its common stock may not exceed an annual rate of $0.31 per share.

Guidance:

Given the pending merger transaction with ARCP, the Company will no longer provide 2013 earnings guidance.

Conference Call:

Given the pending merger transaction with ARCP, the Company will not be conducting an earnings call regarding today’s earnings announcement.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures.  The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT.  The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD).  FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on depreciable real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Real estate-related depreciation includes amortization of capitalized leasing expenses, tenant allowances or improvements, and excludes amortization of deferred financing costs.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any).  The Company will also adjust its CAD computations to exclude certain non-cash or unusual items.  For example, CAD for the 2012 period has been adjusted to exclude non-recurring gains on investments and gain on extinguishment of debt.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance.  Items that affect comparability currently include gain or loss on derivatives, gain or loss on debt extinguishment, property acquisition costs and merger related costs.  FFO as adjusted for items that affect comparability should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures.  Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

●	the possibility that various conditions precedent to the consummation of the pending merger transaction with ARCP will not be satisfied or waived;
●	the occurrence of any effect, event, development, change or other circumstances that could result in the termination of the merger agreement;
●	the inability to complete the proposed merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger;
●	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pending merger;
●	risks that the proposed transaction disrupts the Company’s current plans and operations, including potential difficulties in employee retention;
●
the effect of the announcement of the merger on the Company’s relationships with its customers, developers, employees, tenants and lenders, and on the Company’s operating results and business generally;

●	the outcome of any legal proceedings that have been, or may be, instituted against us and others relating to the merger, the merger agreement or the transactions contemplated by the merger agreement;
●	risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all;
●	unanticipated difficulties and/or expenditures relating to the merger or the failure of the merger to close for any other reason; and
●	restrictions on our ability to operate the business, including to add new assets and raise capital, imposed by the merger agreement.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the Securities and Exchange Commission (the “SEC”).  Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, the Company filed a definitive proxy statement on Schedule 14A with the SEC on July 31, 2013. THE COMPANY’S COMMON STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS.  The proxy statement and other relevant materials, and any and all documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at www.caplease.com under Investors—SEC Filings—Filings or by directing a request to: CapLease, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attn: Investor Relations, (212) 217-6300.

Participants in Solicitation

This press release is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company.  The Company, its executive officers and directors may be deemed to be participants in the solicitation of proxies from the common stockholders of the Company in connection with the proposed merger. Information about those executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the Company’s proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on April 19, 2013, and its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 21, 2013. These documents may be obtained free of charge at the SEC’s website at www.sec.gov, on the Company’s website at www.caplease.com under Investors—SEC Filings—Filings and from the Company by directing a request to: CapLease, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attn: Investor Relations, (212) 217-6300. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger was included in the definitive proxy statement on Schedule 14A, which the Company filed with the SEC on July 31, 2013, and may be updated or supplemented in other documents that the Company intends to file with the SEC.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages a diversified portfolio of single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Operations
For the three and six months ended June 30, 2013 and June 30, 2012

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2013	2012	2013	2012
Revenues:
Rental revenue	$37,237	$33,697	$72,536	$66,678
Interest income from loans and securities	1,481	2,091	3,392	4,106
Tenant reimbursements	6,249	3,556	12,239	7,387
Other revenue	159	352	311	511
Total revenues	45,126	39,696	88,478	78,682
Expenses:
Interest expense	16,210	16,965	32,507	33,943
Property expenses	9,266	6,615	18,340	13,032
Gain on derivatives	(5)	–	(5)	–
General and administrative expenses	3,170	2,863	6,313	5,851
General and administrative expenses-stock based compensation	995	907	1,770	1,611
Merger-related costs	2,421	–	2,421	–
Depreciation and amortization expense on real property	12,607	11,898	24,633	23,712
Other expenses	–	16	–	32
Total expenses	44,664	39,264	85,979	78,181
Other gains:
Gain on investment	–	–	–	709
Gain on extinguishment of debt, net	–	9,000	–	11,012
Total other gains	–	9,000	–	11,721
Income from continuing operations	462	9,432	2,499	12,222
Discontinued operations:
Loss from discontinued operations	–	(634)	–	(1,366)
Loss on investment	–	(15,229)	–	(15,229)
Total discontinued operations	–	(15,863)	–	(16,595)
Net income (loss) before non-controlling interest in consolidated subsidiaries	462	(6,431)	2,499	(4,373)
Non-controlling interest in consolidated subsidiaries	5	18	8	17
Net income (loss)	467	(6,413)	2,507	(4,356)
Dividends allocable to preferred shares	(3,254)	(2,453)	(6,791)	(4,081)
Net loss allocable to common stockholders	$(2,787)	$(8,866)	$(4,284)	$(8,437)

Income (loss) per common share, basic:
Income (loss) from continuing operations	$(0.03)	$0.11	$(0.05)	$0.12
Loss from discontinued operations	–	(0.24)	–	(0.25)
Net loss per common share, basic	$(0.03)	$(0.13)	$(0.05)	$(0.13)
Weighted average common shares outstanding, basic	87,975	66,767	82,111	66,540
Income (loss) per common share, diluted:
Income (loss) from continuing operations	$(0.03)	$0.11	$(0.05)	$0.12
Loss from discontinued operations	–	(0.24)	–	(0.25)
Net loss per common share, diluted	$(0.03)	$(0.13)	$(0.05)	$(0.13)
Weighted average common shares outstanding, diluted	88,104	66,767	82,240	66,540
Dividends declared per common share	$0.0775	$0.065	$0.155	$0.130
Dividends declared per preferred A share	$0.50781	$0.50781	$1.01563	$1.01563
Dividends declared per preferred B share	$0.52344	$0.50017	$1.04688	$0.50017
Dividends declared per preferred C share	$0.45313	$–	$0.85590	$–

CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2013 and December 31, 2012

(Amounts in thousands, except share and per share amounts)	As Of June 30, 2013	As Of December 31, 2012
Assets
Real estate investments, net	$1,628,482	$1,541,416
Loans held for investment, net	24,061	26,972
Commercial mortgage-backed securities	58,859	62,318
Cash and cash equivalents	24,618	30,177
Other assets	86,000	89,560
Total Assets	$1,822,020	$1,750,443
Liabilities and Equity
Mortgages on real estate investments	$991,483	$1,012,075
Credit agreements	99,457	67,655
Secured term loan	63,045	72,417
Convertible senior notes	19,210	19,210
Other long-term debt	30,930	30,930
Total Debt Obligations	1,204,125	1,202,287
Intangible liabilities on real estate investments	32,887	33,032
Accounts payable and other liabilities	27,113	27,926
Dividends and distributions payable	10,138	8,826
Total Liabilities	1,274,263	1,272,071
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 1,832,000 and 3,447,182 shares issued and outstanding, respectively	39,363	79,776
Series B cumulative redeemable preferred, liquidation preference $25.00 per share, 2,941,073 shares issued and outstanding	71,665	71,665
Series C cumulative redeemable preferred, liquidation preference $25.00 per share, 1,700,000 and 0 shares issued and outstanding, respectively	39,689	–
Common stock, $0.01 par value, 500,000,000 shares authorized, 88,845,604 and 73,658,045 shares issued and outstanding, respectively	888	737
Additional paid in capital	395,445	325,824
Accumulated other comprehensive loss	(297)	(666)
Total Stockholders' Equity	546,753	477,336
Non-controlling interest in consolidated subsidiaries	1,004	1,036
Total Equity	547,757	478,372
Total Liabilities and Equity	$1,822,020	$1,750,443

CapLease, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Funds from Operations and Cash Available for Distribution (unaudited)
For the three and six months ended June 30, 2013 and June 30, 2012

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2013	2012	2013	2012
Net income (loss) allocable to common stockholders	$(2,787)	$(8,866)	$(4,284)	$(8,437)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(5)	(18)	(8)	(17)
Depreciation and amortization expense on real property	12,607	11,898	24,633	23,712
Depreciation and amortization expense on discontinued operations	–	323	–	653
Loss on property sale on discontinued operations	–	15,229	–	15,229
Funds from operations	9,815	18,566	20,341	31,140
Add (deduct):
Straight-lining of rents	(1,383)	(5,046)	1,738	8,051
General and administrative expenses-stock based compensation	995	907	1,770	1,611
Amortization of above and below market leases	(434)	(199)	(903)	(385)
Non-cash interest income and expenses	298	419	253	721
Routine capital expenditures on real estate investments	(296)	(109)	(567)	(530)
Gain on investments other than real property	–	–	–	(709)
Gain on extinguishment of debt, net	–	(9,000)	–	(11,012)
Cash available for distribution	$8,995	$5,538	$22,632	$28,887

Weighted average number of common shares outstanding, diluted	88,104	66,767	82,240	66,540
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	88,260	66,923	82,396	66,696

Net loss per common share, basic and diluted	$(0.03)	$(0.13)	$(0.05)	$(0.13)
Funds from operations per share	$0.11	$0.28	$0.25	$0.47
Cash available for distribution per share	$0.10	$0.08	$0.27	$0.43

CapLease, Inc. and Subsidiaries
Overall Company Leverage (unaudited)
As of June 30, 2013 and December 31, 2012

	Jun 30, 2013	Dec 31, 2012
Debt	Unaudited
Mortgages on real estate investments	$991,483	$1,012,075
Credit agreements	99,457	67,655
Secured term loan	63,045	72,417
Convertible senior notes	19,210	19,210
Other long-term debt	30,930	30,930
Total Debt	$1,204,125	$1,202,287

Assets
Total assets	$1,822,020	$1,750,443
Accumulated depreciation and amortization on owned properties	322,983	297,675
Intangible liabilities on real estate investments	(32,887)	(33,032)
Prepaid expenses and deposits	(1,418)	(1,798)
Accrued rental income	(33,405)	(35,144)
Debt issuance costs, net	(5,474)	(5,775)
Other	(787)	(398)
Total Assets, as adjusted	$2,071,033	$1,971,971

Leverage (Total Debt/Total Assets, as adjusted)	58%	61%

CapLease, Inc. and Subsidiaries
Leverage by Asset Type (unaudited)
As of June 30, 2013

(in thousands)	Mortgage Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment (1)	Leverage
Owned Properties	$991,483	$12,899	$96,277	$1,100,659	$1,965,462	56%
Debt Investments	–	50,146	3,180	53,326	83,477	64%

(1)
Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com